Exhibit 99.1

New Jersey Mining Company Closes Private Placement, Completes Purchase of the Golden Chest Mine

COEUR D'ALENE, Idaho, October 25, 2017 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) is pleased to announce it has closed a $310,000 private placement and has used the proceeds to pay off the remaining balance owed on the Golden Chest Mine.

Mr. Swallow stated, “Paying off the remaining balance of the $3.75-million purchase price of the Golden Chest Mine is a major milestone for our team. By accelerating payoff of the mine we will increase our near-term cash flow, allowing for a more immediate strategic focus as we ramp-up the underground mine and continue to expand the open-pit.”

The private placement was comprised of $250,000 with the Company’s concentrate broker, H&H Metals Corp., and $60,000 with NJMC CEO and President John Swallow.

Christopher Holme, principal at H&H, commented, “We view this as a long-term relationship and our additional investment in NJMC demonstrates that we are in this for the long haul. The concentrates from Golden Chest are of high quality and very salable to refineries worldwide.”

Mr. Swallow added, “Chris and the folks at H&H have been great partners throughout the early stages of our business plan and continue to be a valuable resource as we advance into the next phase of our operations. We are pleased that H&H has increased its investment in NJMC and we look forward to many more years of working together on the Golden Chest and other projects as our business continues to grow.”

The private placement consisted of 1,291,667 units at a price of $0.24 per unit for gross proceeds of $310,000. Each unit consisted of two common shares and one share purchase warrant, each warrant entitles its holder to purchase one common share at a price of $0.20 per share for a period of 36 months ending October 20, 2020.

NJMC President and CEO John Swallow’s participation in this placement consists of subscribing for 250,000 units - paid in the form of $60,000 in debt reduction of loans made by Mr. Swallow to the Company.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is currently in production at its Golden Chest Mine. It is deploying its mining and milling expertise to build a portfolio of advanced-stage assets with near-term cash flow potential and leverage to higher gold prices.

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NJMC owns and operates the Golden Chest Mine project where open pit mining is underway and underground mining is expected to resume in this quarter.

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NJMC also holds a 50-percent interest in the fully-permitted Butte Highlands Gold Project.

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NJMC built and is majority owner and operator of the New Jersey Mill, a 360-tonne per day flotation mill and concentrate leach plant.

Company assets were developed with more than $50-million of investment dollars from New Jersey and other companies. Management owns more than 17-percent of NJMC stock and has participated in prior financings and made purchases in the open market.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company go to www.newjerseymining.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@newjerseymining.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such factors include, among others, the Company’s, reduced debt will result in increased cash flows and expansion of operations, the risk that mine plan changes due to rising costs or other operational details, the risk that gold recovery percentages are lower than expected, the risks and hazards inherent in the mining business (including risks inherent in developing mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs, a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814